STOCK APPRECIATION RIGHTS AWARD

Granted by

Palomar Medical Technologies, Inc. (the “Company”)

Under the 2007 Stock Incentive Plan

This Stock Appreciation Rights (“SARs”) Award is and shall be subject in every respect to the provisions of the Company’s 2007 Stock Incentive Plan, as amended from time to time, which is incorporated herein by reference and made a part hereof.  The holder of this Award (the “Holder”) hereby accepts this Award (as evidenced by Holder’s electronic acceptance in Equity Edge) subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Holder and his or her heirs and legal representatives.  Capitalized terms used herein but not defined shall have the meanings set forth in the Plan, unless otherwise indicated.

This Award shall entitle the Holder to receive from the Company, pursuant to the vesting schedule below, a number of shares of Stock having an aggregate Fair Market Value equal to the product of (i) the excess (if any) of Fair Market Value on the Vesting Date, over the SAR Exercise  Price as set forth below, multiplied by (ii) the number of SARs which have vested on such Vesting Date.  The Holder’s right to receive shares pursuant to the formula above shall occur automatically upon vesting, with no notice of exercise from Holder required; provided, however, that the Company’s obligation to deliver shares shall be subject to the Holder’s satisfaction of tax withholding obligations as set forth below and at Section 12 of the Plan.  The Company shall deliver such shares no later than 14 days following the Holder’s satisfaction of the tax withholding obligations.  Note: By agreeing to the terms of this Award, the Holder is agreeing that he or she shall be entitled to receive shares pursuant to the formula above on each Vesting Date, and the Holder may have a tax obligation with regard to the value of such shares even if the shares are not delivered because of the Holder’s failure to satisfy the tax withholding obligations.

1.	Name of Holder: Paul S. Weiner

2.	Date of Grant: August 10, 2007

3.	Maximum number of SARs for which this Award is exercisable: 25,000

4.	SAR Exercise Price: $14.40

5.
Expiration Date of Award:  In the event that the Holder fails to satisfy the tax withholding obligations within 14 days of a Vesting Date, the SARs which have vested on such date shall expire without any payment or benefit delivered by the Company, and shall thereafter be of no further force or effect.

6.
Vesting Schedule: This Award shall become exercisable for 33 1/3% of the maximum number of SARs granted on the second one year anniversary of the Date of Grant, and shall become exercisable for an additional 33 1/3% on each one year anniversary thereafter (each, a “Vesting Date”).  All vesting shall cease upon the date of termination of employment or provision of services, except as provided in Section 8 below.

7.
Termination of Employment or Services.  This Award shall terminate immediately upon the termination of the Holder’s employment with, or provision of services to, the Company, for any reason, except as provided in Section 8 below, and no payment or other benefit shall be provided by the Company with regard to any SARs that have not vested as of such date.

8.
Acceleration of Vesting:  Any SARs granted under this Award that have not yet vested shall vest fully upon the earliest to occur of:  (a) termination of the Holder’s employment as a result of death or “Disability”; (b) termination of the Holder’s employment by the Holder with “Good Reason”; (c) termination of the Holder’s employment by the Company without “Cause”; or (d) a “Change in Control” of the Company.  For purposes of this Award, the terms “Disability,” “Good Reason,” “Cause,” and “Change in Control” shall have the meanings set forth in the current Employment Agreement between the Holder and the Company.

9.
Tax Withholding.  The Company’s obligation to deliver shares upon a Vesting Date under this Award shall be subject to the Holder’s satisfaction of any federal, state and local income and employment tax withholding requirements, as set forth at Section 12 of the Plan.

10.
Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, 82 Cambridge Street, Burlington, MA 01803, attention of Chief Financial Officer, or such other address as the Company may hereafter designate.

Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address or when sent to the Holder via e-mail at the Holder’s Company e-mail address.

The parties have caused this Award to be executed, effective as of the Date of Grant.

Palomar Medical Technologies, Inc.

By: /s/ Joseph P. Caruso
      Chief Executive Officer